Exhibit 10.1
AMENDMENT
TO
EMPLOYMENT AGREEMENT AND RELEASE
     AMENDMENT, made this 6th day of September 2006, to that certain employment agreement dated September 12, 2005 (the “Employment Agreement”), by and between Arrow Electronics, Inc., a New York corporation with its principal operating office at 50 Marcus Drive, Melville, New York 11747 (“Arrow”), and Edward Coleman, residing at 1829 Hidden Point Road, Annapolis, MD 21409 (“Executive”).
RECITALS
     WHEREAS, Executive is currently employed by Arrow as Senior Vice President and President of Arrow’s Enterprise Computing Solutions. In that connection Arrow and Executive entered into the Employment Agreement, which sets forth the principal terms and conditions of Executive’s employment with Arrow. Among those terms and conditions is the continued employment of Executive in accordance with the terms of the Employment Agreement;
     WHEREAS, Executive has advised Arrow that he wishes to resign his position with Arrow effective September 7, 2006;
     WHEREAS, Arrow is prepared to waive the notice requirement under the Employment Agreement and accept the Executive’s resignation on the terms set out herein; and
     WHEREAS, The parties wish to amend the Employment Agreement to establish the terms concerning the termination of Executive’s employment with Arrow and to resolve any and all claims in connection therewith.
     NOW, THEREFORE, for $1 and other good and valuable consideration, and in consideration for the mutual promises and agreements set forth below, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
     1. Resignation. Effective September 7, 2006, Executive has resigned from his employment with Arrow and all corporate officer positions that he holds in any of Arrow’s subsidiaries or affiliates (the “Resignation Date”). Arrow acknowledges and agrees that any notice requirements set forth in the Employment Agreement are hereby waived, and the parties acknowledge that for all purposes under the Employment Agreement, the “Employment Period” shall be deemed to have ended on the Resignation Date.
     2. Provisions Survive. It is understood that the termination of Executive’s employment with Arrow shall not relieve Executive of any continuing obligations imposed upon Executive in the Employment Agreement, (including, without limitation, its provisions with respect to the survival of covenants, the severability or modification of its terms by a court of competent jurisdiction, non-compete, no hiring or solicitation, choice of laws, and trade secrets and non-disclosure thereof). Unless specifically defined in this Amendment, terms defined in the Employment Agreement and used herein shall have the meaning ascribed to them in the Employment Agreement.
     3. No Detrimental Communications. Executive agrees that he will not disclose or cause to be disclosed any negative, adverse or derogatory comments or information about Arrow, about any product or service provided by Arrow, or about Arrow’s prospects for the future. Furthermore, Executive represents that he has made no such communication to any public official, to any person associated with the media, or to any other person or entity. Executive acknowledges that Arrow relies upon this representation in agreeing to enter into this Agreement. Arrow’s Executive Committee and officers will not make any disparaging or negative statement against Executive. Nothing in this Section will be construed to prevent the parties from giving truthful testimony in response to direct questions asked pursuant to a lawful subpoena or other legal process during any legal proceeding involving the Executive or Arrow.
     4. Executive Release. In consideration of all of the foregoing provisions, Executive hereby releases Arrow and its agents and employees from and against any and all claims (statutory, contractual or otherwise) arising out of his employment or the termination thereof or any discrimination in connection therewith and for any further additional payments of any kind or nature whatsoever except as expressly set forth herein. Without limiting the foregoing, Executive hereby releases Arrow from any claim under the Age Discrimination in Employment Act and any other similar law. Nothing contained herein shall be construed as preventing Executive from providing information to or making a claim with any governmental agency to the extent permitted or required by law. This release shall, however, constitute an absolute bar to the recovery of any damages or additional compensation, consideration or relief of any kind or nature whatsoever arising out of or in connection with such claim. The exceptions to the release set forth in this paragraph shall be any benefits to which Executive may be entitled under any Arrow Executive stock or benefit program and pursuant to the terms thereof and Executive’s rights to enforce this Amendment.
     5. Arrow Release. As a material inducement for Executive to enter into this Amendment to the Employment Agreement, Arrow hereby releases Executive from and against any and all claims relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Arrow may possess arising from any actions or inactions in relation to the Executive’s duties performed at the company on or before the date of this Amendment including, without limitation, any and all claims relating to or arising from Executive’s employment relationship with Arrow and the termination of that relationship; PROVIDED that such released claims shall not include any claims (i) to enforce Arrow’s rights hereunder, or with respect to the Employment Agreement, or (ii) in connection with any fraud, willful misconduct, gross negligence or criminal act on the part of the Executive.
     6. Cooperation. The Executive shall make himself available to Arrow following the Resignation Date to assist Arrow, at mutually convenient times and places, with respect to pending and future litigations, arbitrations, governmental investigations or other dispute resolutions relating to matters that arose during the Executive’s employment with Arrow; provided, in each case, such cooperation shall not apply to any litigations, arbitrations, governmental investigations or other dispute resolutions in which Executive and Arrow are, or could reasonably be expected to become, adverse parties.
     7. Directors and Officers Insurance Coverage and Indemnification. As a material inducement for Executive to enter into this Amendment to the Employment Agreement, Arrow agrees that Executive shall continue receive the same coverage under Arrow’s Directors and Officers Insurance (“D&O”) policy with respect to matters arising out of his services performed at Arrow, as is now in effect and as may be in effect from time-to-time hereafter and that the amount of such coverage shall be no less than that afforded to any director or executive officer of Arrow under Arrow’s current D&O policy or under any commercially reasonable successor D&O policy or professional liability coverage as Arrow may from time-to-time hereafter acquire. In addition, Arrow shall indemnify and hold Executive harmless to the fullest extent provided by its Articles of Incorporation and By-laws as they exist on the date hereof with regards to actions or inactions in relation to the Executive’s duties performed at Arrow on or before the date of this Amendment.
     8. No Other Severance, Payments Or Benefits. Except as otherwise expressly provided herein, Executive hereby acknowledges and agrees that he is not entitled to any other compensation or benefits from Arrow in connection with his resignation of employment or otherwise and that, except as expressly set forth herein or in your Employment Agreement, Executive is not entitled to any severance or similar benefits under any plan, program, policy or arrangement, whether formal or informal, written or unwritten.
     9. Rescission/Advice of Counsel. Executive acknowledges that Arrow advised him to consult with an attorney prior to signing this release; advised him that he had twenty-one (21) days in which to consider whether he should sign this release. Executive agrees that any modifications, material or otherwise, made to this Agreement do not restart or affect in any manner the original twenty-one (21) day consideration period. Executive further acknowledges that Arrow has advised him that if he signed this release, he would be given seven (7) days following the date on which he signed the release to revoke it and that the release would not be effective until after this seven-day period had lapsed. Therefore, no payments called for by Arrow herein shall be made until the expiration of such revocation period.
     IN WITNESS WHEREOF, the parties have executed this Amendment to Employment Agreement and Release as of the day and year first above written.

ARROW ELECTRONICS, INC.

By:	/s/ Peter S. Brown
Peter S. Brown
Senior Vice President and General Counsel

THE EXECUTIVE
/s/ Edward Coleman
Edward Coleman

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